     Memorandum of Understanding between Steven Aguilera of GraphicPark.net and Tally-Ho Ventures, Inc., a Delaware Corporation

Steven Aguilera of GraphicPark.net agrees to create one website at
www.tallyhoventures.com for Tally-Ho Ventures, Inc., a Delaware Corporation
(hereafter referred to as "Tally-Ho Ventures, Inc.") for the sum of $900. This
will include a basic "search engine optimization" package entailing necessary website programming and search engine registration to the top ten search engines. This price also includes the incorporation into the website of any of the following material provided by Tally-Ho Ventures, Inc. to Steven Aguilera of
GraphicPark.net within 45 days of execution of this Memorandum of Understanding
(which shall be referred to as the "initial website creation"): video presentations, screenplays, essays or any other writing samples provided by
Tally-Ho Ventures, Inc., contact information and company information requested by Tally-Ho Ventures, Inc. The price shall not exceed this amount for the initial website creation.

Once initial work has been completed to each party's satisfaction, any additional work may be billed at an hourly "maintenance" fee of $75/hour. This includes changes to advertising banners, text content, design changes, additions, email and hosting setups, search engine optimization or any programming needed.

Steven Aguilera and/or GraphicParic.net shall not be responsible for any claims made by Tally-Ho Ventures, Inc. through this website, who takes sole responsibility for any consequences of such.

Steven Aguilera and/or GraphicPark.net is responsible for the creation of said website but does not guarantee nor provide exposure or marketing of the site outside of creating and maintaining the website itself. This may exclude search engine optimizations or search engine registration which may be provided for elsewhere in this contract.

Steven Aguilera and/or GraphicPark.net is not affiliated or responsible for any down-time, damages or problems resulting in loss of income or website corruption or damage due to hosting or server-related issues should any arise but will make every effort to correct any that may arise or any similar issues related to domain name registers.

Steven Aguilera and/or GraphicPark.net shall not be responsible for any problems arising from technical issues derived from areas outside of functional website design and presentation. Such issues are the responsibilities of Tally-Ho
Ventures, Inc. and those outside contractors working with such specialties such as video production, databases, advanced programming, mass emailing, marketing, servers and information technology. Steven Aguilera and/or GraphicPark.net are not responsible for creating nor maintaining these specialty areas outside of basic integration into the website as needed and are not included in the $900 plus maintenance fees.

I agree to the above:

/s/ Tal Leon Kapelner                   President                 1/9/2003
    Tal Kapelner                         Title                      Date
    of Tally-Ho Ventures, Inc.
    518 Oak Street #2
    Glendale, CA 91204
    Phone: (818) 550-7886

/s/ Steven Aguilera                        Owner                     1/9/2003
    Steven Aguilera                      Title                      Date
   (of GraphicPark.net)Steven Aguilera
   4940 Hilltop Drive
   El Sobrante, CA 94803 USA
   Phone: (510) 222-9377
   Fax: (240) 214-7217
   info@graphicpark.net